Financial:
Tito L. Lima
Chief Financial Officer 717-735-4547 or tllima@sterlingfi.com

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 or

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa.,
Announces Acceleration Of Stock Option Vesting

LANCASTER, PA. (December 2, 2005) – Sterling Financial Corporation announced today that the Management Development and Compensation Committee of the Sterling Board of Directors, at a meeting on Dec. 1, 2005, accelerated the vesting of all unvested stock options granted to Sterling’s employees in 2005 under its 1996 Stock Incentive Plan. In light of new accounting regulations relating to stock options that will take effect in January 2006, the committee took this action because it will result in lower compensation expense in future periods.

As a result of this acceleration of the vesting, options to purchase 368,000 shares of Sterling’s common stock became exercisable immediately. The number of shares, exercise prices and other terms of the options subject to the acceleration remain unchanged.

Based on the closing price of Sterling’s stock on Dec. 1, 2005, of $22.08, all of the options subject to this acceleration have economic value to the holder. The average exercise price of the 2005 accelerated options is $20.94. As a result of the acceleration of vesting of these options, compensation expense totaling approximately $40,000 will be included in Sterling’s fourth quarter results of operations.

Under the recently issued Financial Accounting Standard Board Statement No. 123, Share-Based Payment, as revised (FAS 123R), Sterling will be required to apply the expense recognition provisions under FAS 123R beginning with the first quarter of 2006. As a result of the acceleration, Sterling estimates that it will not be required to recognize anticipated compensation expense relating to stock options, net of taxes, of approximately $764,000 in 2006, approximately $764,000 in 2007, and $319,000 in 2008.

With assets of more than $2.9 billion and investment assets under administration of approximately $2.2 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Services Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

— more —

Sterling Stock Options page 2

Banking Services Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

###